Exhibit 10.11

Agreement for Repayment of Money

Party A: Xu Jianping
Party B: Guangzhou Dongfang Hospital

Party B has owed Party A RMB27,659,977.26 yuan (twenty seven million six hundred fifty nine thousand nine hundred seventy seven yuan twenty six cents) as of December 31, 2008. Party A and Party B agree as follows after common discussions:

1.
Of the money owed by Party B to Party A, The amount RMB3,659,977.26 yuan(three million six hundred fifty nine thousand nine hundred seventy seven yuan twenty six cents) shall be paid off interest-free by Party B before December 31,2010, The specific repayment date and time for payment is determined by the Party B. The rest amount RMB24,000,000 yuan (twenty four million yuan only) shall be paid off with interest by Party B in a period of five years from January 1, 2011 to December 31, 2015.

2.	Party B shall pay RMB4,800,000 yuan (four million eight hundred thousand yuan) in equal amount to Party A every year, The specific repayment date and time for payment is determined by the Party B.

3.	Party B shall pay the interests to Party A according to the simple 5% interest rate per annum. The specific payment interest date and time is determined by the Party B.

4.	If there is any newly added loan from Party A to Party B during 2009 and 2010, the loan shall also be repaid in a period of five years from January, 2011 according to this agreement.

5.	If there is any newly added loan from Party A to Party B from January 1, 2011, the loan shall not be subject to this agreement.

6.	The effective date of this agreement is December 31, 2008.

Party A: Xu Jianping	Party B: Guangzhou Dongfang Hospital (seal)
/s/ Xu Jianping	/s/ Wu Pifa